UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 13, 2007

ABRAXIS BIOSCIENCE, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-33657	30-0431735
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11755 Wilshire Blvd., Suite 2000, Los Angeles, CA	90025
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 883-1300

New Abraxis, Inc.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On November 14, 2007, APP Pharmaceuticals, Inc. (“New APP”) announced that it completed the spin-off of Abraxis BioScience (formerly New Abraxis, Inc.) (the “Company”) on November 13, 2007. New APP distributed all of the shares of the Company’s common stock, par value $0.001 per share, to the New APP stockholders of record at the close of business on November 13, 2007. New APP’s stockholders received one share of the Company’s common stock for every four shares of New APP common stock. Stockholders will receive cash in lieu of fractional shares. The Company’s common stock is listed on the NASDAQ Global Market under the ticker symbol “ABII” and, following the spin-off, New APP’s common stock is listed on the NASDAQ Global Market under the ticker symbol “APPX”.

In connection with the spin-off, on November 13, 2007, the Company entered into a separation and distribution agreement with New APP, Abraxis BioScience, LLC and APP Pharmaceuticals, LLC (“New APP LLC”) which provided, among other things, for the principal corporate transactions required to effect the spin-off and other specified terms governing the Company’s relationship with New APP after the spin-off. Generally, the Company or its subsidiaries own all of the business and assets, and assumed all of the liabilities, related to New APP’s proprietary business previously operated by the Abraxis Oncology and Abraxis Research divisions of New APP prior to the spin-off. New APP also contributed approximately $975 million in cash to New Abraxis from proceeds of borrowings by New APP of $1.0 billion under a new credit agreement executed by New APP on November 13, 2007, approximately $275 million of which was used to repay the Company’s existing indebtedness. New APP and its subsidiaries retained the hospital-based business and its assets and liabilities.

On November 13, 2007, the Company also entered into a transition services agreement pursuant to which the Company and New APP agreed to continue to provide one another with various services on an interim, transitional basis, for periods up to 24 months depending on the particular service.

On November 13, 2007, the Company also entered into an agreement with New APP under which each party acknowledged and agreed that certain of the Company’s officers may serve as an officer of both companies and receive compensation from either or both. New APP also acknowledged and agreed any officer serving both companies did not have an obligation to present to New APP any business or corporate opportunity that may come to his or her attention, other than certain business opportunities relating to the manufacture or sale of products that either were manufactured and sold by the hospital-based business prior to the spin-off or were the subject of an ANDA filed prior to the spin-off.

On November 13, 2007, New APP LLC, a wholly-owned subsidiary of New APP, entered into a manufacturing agreement with the Company whereby New APP LLC agreed to manufacture Abraxane® and certain other products and to provide other manufacturing-related services for a period of 4 or 5 years. Under this agreement, the Company agreed to pay New APP LLC a customary margin on its manufacturing costs. In addition, during each of the first three years of the manufacturing agreement, the Company agreed to pay New APP LLC a facility management fee equal to $3 million, subject to certain offsets.

On November 13, 2007, the Company also entered into an employee matters agreement with New APP providing for each company’s respective obligations to employees and former employees who are or were associated with their respective businesses, and for other employment and employee benefit matters. Under the terms of the employee matters agreement, the Company generally will assume all liabilities and obligations related to employee benefits for current and former employees who are or were associated with the proprietary business, and New APP generally will assume all liabilities and obligations related to employee benefits for current and former employees who are or were associated with the hospital-based business.

In addition, the employee matters agreement provides that following the spin-off, the Company’s employees who are holders of restricted stock units (RSUs) and stock options will have their RSUs and stock options converted into newly-issued Company RSUs and stock options pursuant to a formula that is intended to preserve the intrinsic value of their pre-distribution RSUs and stock options.

On November 13, 2007, the Company and New APP entered into a tax allocation agreement, which allocates liability for taxes, including any taxes that may arise in connection with separating the Company from New APP. Under the tax allocation agreement, New APP is responsible for and will indemnify the Company against all tax liabilities to the extent they relate to the hospital-based business, and the Company is responsible for and will indemnify New APP against all tax liabilities to the extent they relate to the proprietary business. The tax allocation agreement also provides the extent to which, and the circumstances under which, the parties would be liable if the spin-off were not to constitute a tax-free distribution under Section 355 and Section 368(a)(1)(D) of the Internal Revenue Code. In general, the Company would be required to indemnify New APP for any taxes resulting from a failure of the spin-off to so qualify, unless such failure results solely from specified acts of New APP or its affiliates after the spin-off. These acts generally include any transaction(s) or event(s) that, if considered part of a plan that includes the spin-off, would result in one or more persons acquiring, directly or indirectly, stock of New APP representing a 50-percent or greater interest in New APP.

In connection with the spin-off, the Company also entered into a various lease agreements with New APP to facilitate continued production of their respective pharmaceutical products while a manufacturing transition plan is being implemented. Under the terms of these agreements, New APP leased from the Company the Ruby Street facility, the Cornell Warehouse facility and the Cornell R&D facility. In addition, the Company leased a portion of New APP’s Grand Island facility to allow the Company to perform its obligations under the manufacturing agreement.

ITEM 5.03	AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR

On November 13, 2007, the Company amended its certificate of incorporation to change its name from “New Abraxis, Inc.” to “Abraxis BioScience, Inc.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABRAXIS BIOSCIENCE, INC.

By:	/s/ Lisa Gopalakrishnan
Lisa Gopalakrishnan Executive Vice President and Chief Financial Officer